Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Altimmune, Inc.

Gaithersburg, Maryland

We hereby consent to the incorporation by reference in the following Registration Statements on Form S-3 (Nos. 333-217034, 333-146463, 333-155692, 333-124712, 333-161587, 333-176607, and 333-196265) and Form S-8 (Nos. 333-217846, 333-156371, and 333-214765) of our report dated March 29, 2017, relating to the consolidated financial statements, which appears in the Proxy Statement/Prospectus on Form S-4/A (File No. 333-215891) filed on March 31, 2017, which is incorporated by reference in this Form 8-K. Our report contains an explanatory paragraph regarding the ability of Altimmune, Inc. to continue as a going concern.

/s/ BDO USA, LLP

McLean, Virginia

May 15, 2017